Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

FalconStor Software, Inc.
Melville, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 17, 2016, relating to the consolidated financial statements and the effectiveness of FalconStor Software, Inc. internal control over financial reporting, of FalconStor Software, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP

Melville, New York
February 17, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.